Exhibit 99.1

Contacts:

Investors

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Media

Daniel Gagnier/

Nathaniel Garnick

Sard Verbinnen & Co

212.687.8080

MORGANS HOTEL GROUP REPORTS FOURTH QUARTER

AND FULL YEAR 2013 RESULTS

NEW YORK, NY – March 13, 2014 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter and year ended December 31, 2013.

Highlights

•	Adjusted EBITDA was $16.1 million in the fourth quarter of 2013, a $3.4 million increase over the same period in 2012, primarily due to lower corporate expenses and an increase in EBITDA at Hudson and Delano South Beach.

•	Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 5.7% in actual dollars, or 5.5% in constant dollars, on a year-over-year basis during the fourth quarter of 2013.

•	In February 2014, the Company refinanced its $180 million mortgage loan secured by Hudson in New York and its $100 million revolving credit facility secured by Delano South Beach, replacing these obligations with nonrecourse mortgage and mezzanine loans in the aggregate principal amount of $450 million.

•	On February 28, 2014, the Company entered into a Memorandum of Understanding (“MOU”) which, among other things, contemplates the settlement of all pending litigations with affiliates of The Yucaipa Companies LLC (“Yucaipa”).

•	Also on February 28, 2014, in connection with the MOU, the Company repurchased $88.0 million of its outstanding 2.375% senior subordinated convertible notes (“Convertible Notes”) at par value plus accrued interest. As a result, the outstanding balance of the Company’s Convertible Notes, as of March 1, 2014, is $84.5 million.

•	On March 10, 2014, the Company implemented a plan to reduce its corporate workforce. The Company anticipates achieving annualized savings of approximately $8.0 million of corporate expenses and approximately $1.6 million of expenses allocated to its owned, joint venture and managed hotels based on 2013 incurred costs and targeted compensation levels.

Fourth Quarter 2013 Operating Results

Adjusted EBITDA for the fourth quarter of 2013 was $16.1 million as compared to $12.7 million for the same period in 2012. The increase was primarily due to a reduction in corporate expenses, excluding stock compensation expense, of $2.6 million and increases in EBITDA at the Company’s Owned Hotels of $1.1 million.

RevPAR at System-Wide Comparable Hotels increased by 5.7% in actual dollars, or 5.5% in constant dollars, in the fourth quarter of 2013 from the comparable period in 2012. RevPAR for System-Wide Comparable Hotels located in the United States increased 6.5% during the fourth quarter of 2013 as compared to the same period in 2012.

RevPAR from System-Wide Comparable Hotels in the Northeastern United States increased 9.3% in the fourth quarter of 2013 over the same period in 2012, with an increase in occupancy of 6.8%. RevPAR growth was driven by an 18.2% increase in RevPAR at Morgans and a 13.0% increase in RevPAR at Mondrian SoHo. Year-over year RevPAR growth at these two properties is primarily a result of gains in market share, as well as Hurricane Sandy’s impact on fourth quarter 2012 results, when both hotels were closed for a period of time.

Room revenues at Hudson, a non-comparable hotel in New York City, increased by 3.7% in the fourth quarter of 2013 as compared to the same period in 2012, due the addition of 32 new rooms through SRO conversions in late 2012 and early 2013. Total revenue at Hudson increased 13.8%, driven in part by the continued success of its new restaurant, Hudson Common, which opened in February 2013. RevPAR at Hudson was relatively flat during the fourth quarter of 2013 as compared to the same period in 2012 as a result of difficult year-over-year comparisons due to a significant increase in demand in connection with Hurricane Sandy relief efforts, which increased Hudson’s operating results during the fourth quarter of 2012.

RevPAR from System-Wide Comparable Hotels in Miami increased 4.2% in the fourth quarter of 2013 as compared to the same period in 2012, led by Delano South Beach which experienced a RevPAR increase of 7.4% as a result of a 6.7% increase in average daily rate (“ADR”).

The Company’s System-Wide Comparable Hotels on the West Coast generated 5.9% RevPAR growth in the fourth quarter of 2013 as compared to the same period in 2012, led by Clift, where RevPAR increased by 11.7%. In London, RevPAR increased by 1.5% in actual dollars, or 0.7% in constant dollars, during the fourth quarter of 2013.

Food and beverage revenue increased by $8.9 million, or 57.5%, due to three food and beverage restaurant leases at Mandalay Bay in Las Vegas acquired by the Company in late 2012. These restaurants opened during 2013 and were fully operational by the fourth quarter of 2013, resulting in increased food and beverage revenues of $5.7 million. Additionally, revenues increased $2.1 million at Hudson, largely attributable to the continued success of the new food and beverage venues, such as the new restaurant at Hudson, Hudson Common, which opened in February 2013, and the new bar, Henry, which opened in September 2013.

Corporate expenses, excluding stock compensation expense, decreased by $2.6 million, or 35.6%, during the fourth quarter of 2013 as compared to the same period in 2012, primarily due to the Company’s ongoing effort to reduce overhead costs which included reduced bonus accruals, lower travel expenses and the elimination of fees paid to the Company’s Board of Directors.

Interest expense declined by $3.1 million, or 21.1%, during the fourth quarter of 2013 as compared to the same period in 2012, primarily due to the November 2012 Hudson mortgage refinancing which resulted in the write off of deferred financing costs and an exit fee.

MHG recorded a net loss of $6.1 million for the fourth quarter of 2013 compared to a net loss of $12.5 million for the fourth quarter of 2012 due to improved operating results, as discussed above.

Full Year Operating Results

For the full year 2013, Adjusted EBITDA was $45.1 million, an increase of 97.3% from 2012, primarily due to the impact of the Company’s renovation of Hudson, which started in late 2011 and continued throughout 2012. RevPAR for System-Wide Comparable Hotels increased by 8.9%, or 9.1% in constant dollars, in 2013 compared to 2012, primarily driven by a 7.8% increase in occupancy. MHG recorded a net loss of $44.2 million for the year ended December 31, 2013, compared to a net loss of $56.5 million for 2012 due to improved operating results.

Balance Sheet and Liquidity

MHG’s total consolidated debt at December 31, 2013, excluding the Clift lease, was $468.4 million.

At December 31, 2013, MHG had approximately $10.0 million in cash and cash equivalents.

In February 2014, the Company refinanced its $180 million mortgage loan secured by Hudson in New York and its $100 million revolving credit facility secured by Delano South Beach, replacing these obligations with nonrecourse mortgage and mezzanine loans in the aggregate principal amount of $450 million (collectively, the “2014 Loan”). The 2014 Loan is secured by mortgages encumbering Hudson and Delano South Beach and pledges of equity interests in certain subsidiaries of the Company. The 2014 Loan matures on February 9, 2016, with three, one-year extension options, subject to certain conditions.

The net proceeds from the new Hudson and Delano South Beach mortgage loans were applied to (1) repay $180 million of outstanding mortgage debt under the prior Hudson loan, (2) repay $37 million of indebtedness outstanding under the Company’s revolving credit facility secured by Delano South Beach, (3) provide cash collateral for reimbursement obligations with respect to a $10 million letter of credit under the revolving credit facility, and (4) fund reserves required under the new Hudson and Delano South Beach mortgage loans, with the remainder available for general corporate purposes and working capital, which may include the repayment of other indebtedness, including the Company’s outstanding Convertible Notes and $18.0 million face value promissory notes outstanding related to the Company’s acquisition of The Light Group, subject to certain minimum unencumbered asset requirements. Following the use of the proceeds described above, net proceeds to the Company were approximately $214.0 million and the Company believes it has sufficient cash to meet its scheduled near-term debt maturities consisting of obligations due on the outstanding convertible notes, scheduled development commitments, operating expenses and other expenditures directly associated with our properties.

On February 28, 2014, the Company entered into a Note Repurchase Agreement with affiliates of Yucaipa, pursuant to which the Company repurchased the $88 million of Convertible Notes owned by Yucaipa for an amount equal to their principal balance plus accrued interest. The Company used cash on hand, including proceeds from the new 2014 Loan, for this repurchase. Following the closing, these Convertible Notes were retired and as a result, the principal amount of the outstanding Convertible Notes has been reduced to $84.5 million.

As of December 31, 2013, the Company had $352.4 million of remaining Federal tax net operating loss carryforwards to offset future income, including gains on future asset sales. The Company believes it has significant value available to it in Delano South Beach and Hudson, and that the tax basis of these assets is significantly less than their fair values.

Development

In January 2014, the Company signed a 15-year franchise agreement for a Morgans Original branded hotel in Istanbul, Turkey. The 78-room hotel, which is currently under development and expected to open in late 2014, is being converted from office and retail space. The Company has a $0.7 million key money obligation that will be funded upon the hotel opening.

The Company currently has signed management agreements to manage four hotels that are financed and under construction, consisting of a Mondrian project in London, a Mondrian project in The Bahamas, a Mondrian project in Doha, Qatar, and a Delano project in Moscow. The Company also has signed management agreements to manage three other hotels that are in earlier stages of development, and for which financing has not yet been obtained. Additionally, the Company has a license agreement with MGM Resorts International (“MGM”) for a Delano in Las Vegas following a renovation and conversion of MGM’s THEhotel, which is scheduled to open in the fall of 2014, and a franchise agreement for a Morgans Original in Istanbul, Turkey, discussed above. Five of these hotels are scheduled to open in the next twelve months.

Recent Transactions and Developments

Yucaipa Settlement

On February 28, 2014, the Company entered into a binding MOU which, among other things, contemplates the settlement of four pending litigations with affiliates of Yucaipa. The MOU contemplates the partial settlement and dismissal with prejudice of one such litigation and the complete settlement and dismissal with prejudice of the remaining three litigations.

The MOU is subject to execution of a Stipulation of Settlement acceptable to the Company, which must be submitted to the Delaware Court of Chancery for review and approval and will not become effective, under the terms of the MOU, until such approval is given and is no longer subject to further court review (the “Effective Date”).

The MOU provides, among other things, for the Company to pay to plaintiffs in one of the completely settled litigations, filed in New York, an amount equal to $3 million less the aggregate amount of any reasonable and necessary attorneys’ fees and expenses incurred by Ron Burkle in his defense of the partially settled litigation, filed in Delaware, that are paid to him by the Company’s insurers prior to the Effective Date; and Mr. Burkle will pay to the Company the amount of such insurance proceeds he recovers from the Company’s insurers after the Effective Date and assign to the Company any claims he may have against the Company’s insurers relating to any such reasonable and necessary attorneys’ fees and expenses that the Company’s insurers may fail to pay Mr. Burkle. In addition, to the extent not paid by the Company’s insurers, the Company will pay the amount of any reasonable and necessary attorneys’ fees and expenses incurred by former directors Robert Friedman, Jeffrey Gault and Andrew Sasson in defending the partially settled litigation, subject to their assignment to the Company of any claims they may have against the Company’s insurers relating to any such unpaid amounts.

The Company does not anticipate that the net amount of all payments it might ultimately be required to make, after recovery of all insurance proceeds, under the terms of the MOU and the Stipulation of Settlement, if approved, will be material to the Company’s financial position.

Restructuring Plan

On March 10, 2014, the Company implemented a plan of termination (the “Plan”) that is expected to result in a workforce reduction of the Company’s corporate office employees. The Plan is part of the Company’s previously announced corporate strategy to, among other things, reduce corporate overhead and costs allocated to property owners. The Plan is the result of the Board of Directors’ extensive review of the Company’s operations and cost structure. The Plan will streamline the Company’s general corporate functions and the Company anticipates achieving annualized savings of approximately $8.0 million of corporate expenses and approximately $1.6 million of expenses allocated to the Company’s Owned Hotels, joint venture and managed hotels, based on 2013 incurred costs and targeted compensation levels.

The Company intends to enter into severance arrangements with the terminated employees, subject to their execution of separation and general release agreements. As a result of the Plan, the Company anticipates recording a charge of approximately $8.6 million in the first quarter of 2014 related to the cost of one-time termination benefits of which approximately $2.6 million is expected to be paid in cash and approximately $2.2 million is expected to be recognized as non-cash stock compensation expense relating to the severance of former named executive officers, and $3.8 million is expected to be paid in cash to other terminated employees.

Definitions

“Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, as further defined below.

“Owned Hotels” includes Hudson in New York, Delano South Beach in Miami Beach, and Clift in San Francisco, which the Company leases under a long-term lease that is treated as a financing.

“System-Wide Comparable Hotels” includes all Morgans Hotel Group branded hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarters and years ended December 31, 2013 and 2012 excludes Hudson, which was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which opened in September 2012 and effective November 12, 2013, the Company no longer manages, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel and, as of April 1, 2013, was no longer managed by the Company.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, New York and South Beach, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements. These include Delano properties in Las Vegas, Nevada and Moscow, Russia; Mondrian properties in Baha Mar in Nassau, The Bahamas, London, England, and Doha, Qatar; and a Morgans Original in Istanbul, Turkey. Morgans Hotel Group also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of the Company’s investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. These forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results to differ materially from those expressed in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Important risks and factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, both in the U.S. and internationally, particularly as it impacts demand for travel, hotels, dining and entertainment; the Company’s levels of debt, its ability to refinance its current outstanding debt, repay outstanding debt or make payments on guaranties as they may become due, general volatility of the capital markets and the Company’s ability to access the capital markets and the ability of our joint ventures to do the foregoing; the impact of financial and other covenants in the Company’s loan agreements and other debt instruments that limit the Company’s ability to borrow and restrict its operations; the Company’s history of losses; the Company’s ability to compete in the “boutique” or “lifestyle” hotel segments of the hospitality industry and changes in the competitive environment in the Company’s industry and the markets where it invests; the Company’s ability to protect the value of its name, image and brands and its intellectual property; risks related to natural disasters, terrorist attacks, the threat of terrorist attacks and similar disasters; risks related to the Company’s international operations, such as global economic conditions, political or economic instability, compliance with foreign regulations and satisfaction of international business and workplace requirements; the Company’s ability to timely fund the renovations and capital improvements necessary to maintain its properties at the quality of the Morgans Hotel Group and associated brands; risks associated with the acquisition, development and integration of properties and businesses; the risks of conducting business through joint venture entities over which the Company may not have full control; the Company’s ability to perform under management agreements and to resolve any disputes with owners of properties that the Company manages but does not wholly own; potential terminations of management agreements; the impact of any material litigation, claims or disputes, including labor disputes; the seasonal nature of the hospitality business and other aspects of the hospitality industry that are beyond the Company’s control; and other risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Rooms	$33,520	$31,616	$120,823	$102,546
Food & beverage	24,372	15,471	84,085	57,669
Other hotel	1,479	1,551	4,863	5,046

Total hotel revenues	59,371	48,638	209,771	165,261
Management and other fees	5,495	6,159	26,715	24,658

Total revenues	64,866	54,797	236,486	189,919
Operating Costs and Expenses:
Rooms	9,458	8,717	37,347	31,973
Food & beverage	17,574	12,238	62,419	47,166
Other departmental	839	940	3,261	3,595
Hotel selling, general and administrative	10,976	8,720	42,563	37,055
Property taxes, insurance and other	4,698	4,288	17,339	15,819

Total hotel operating expenses	43,545	34,903	162,929	135,608
Corporate expenses:
Stock based compensation	525	(276)	4,077	4,513
Other	4,632	7,191	23,549	27,549
Depreciation and amortization	6,839	6,540	27,374	23,977
Restructuring and disposal costs	3,500	3,335	11,451	6,851
Development costs	619	1,595	2,987	5,783
Impairment loss on receivables and other assets from managed hotel and unconsolidated joint venture	87	—	6,029	—

Total operating costs and expenses	59,747	53,288	238,396	204,281
Operating income (loss)	5,119	1,509	(1,910)	(14,362)
Interest expense, net	11,556	14,650	45,990	38,998
Equity in loss of unconsolidated joint ventures	55	1,444	828	6,436
Gain on asset sales	(2,005)	(2,005)	(8,020)	(7,989)
Other non-operating expense (income)	1,437	(282)	2,726	3,908

Loss before income tax expense	(5,924)	(12,298)	(43,434)	(55,715)
Income tax expense	175	228	716	776

Net loss	(6,099)	(12,526)	(44,150)	(56,491)
Net (income) loss attributable to noncontrolling interest	(303)	190	(5)	804
Net loss attributable to Morgans Hotel Group Co.	$(6,402)	$(12,336)	$(44,155)	$(55,687)
Preferred stock dividends and accretion	(4,340)	(2,920)	(14,316)	(11,124)
Net loss attributable to common stockholders	$(10,742)	$(15,256)	$(58,471)	$(66,811)
Loss per share:
Basic and diluted attributable to common stockholders	$(0.32)	$(0.48)	$(1.78)	$(2.13)
Weighted average common shares outstanding—basic and diluted	33,555	31,565	32,867	31,437

Selected Hotel Operating Statistics	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months Ended			Three Months Ended			Year Ended			Year Ended
	December 31,		%	December 31,		%	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change	2013	2012	Change	2013	2012	Change
BY REGION
Northeast Comparable Hotels (1)
Occupancy	90.5%	84.7%	6.8%				87.9%	81.6%	7.7%
ADR	$367.51	$359.39	2.3%				$323.25	$312.66	3.4%
RevPAR	$332.60	$304.40	9.3%				$284.14	$255.13	11.4%
West Coast Comparable Hotels (2)
Occupancy	80.5%	75.2%	7.0%				84.9%	77.3%	9.8%
ADR	$251.37	$254.07	-1.1%				$257.65	$253.46	1.7%
RevPAR	$202.35	$191.06	5.9%				$218.74	$195.92	11.6%
Miami Comparable Hotels (3)
Occupancy	68.1%	70.5%	-3.4%				70.7%	66.9%	5.7%
ADR	$377.34	$349.80	7.9%				$347.47	$335.30	3.6%
RevPAR	$256.97	$246.61	4.2%				$245.66	$224.32	9.5%
United States Comparable Hotels (4)
Occupancy	78.7%	76.1%	3.4%				80.3%	74.4%	7.9%
ADR	$332.17	$322.59	3.0%				$308.88	$300.96	2.6%
RevPAR	$261.42	$245.49	6.5%				$248.03	$223.91	10.8%
International Comparable Hotels (5)
Occupancy	79.9%	81.1%	-1.5%	79.9%	81.1%	-1.5%	80.7%	75.7%	6.6%	80.7%	75.7%	6.6%
ADR	$403.57	$391.85	3.0%	$389.88	$381.56	2.2%	$381.21	$403.25	-5.5%	$381.21	$397.90	-4.2%
RevPAR	$322.45	$317.79	1.5%	$311.51	$309.45	0.7%	$307.64	$305.26	0.8%	$307.64	$301.21	2.1%
System-wide Comparable Hotels (6)
Occupancy	78.9%	76.8%	2.7%	78.9%	76.8%	2.7%	80.4%	74.6%	7.8%	80.4%	74.6%	7.8%
ADR	$343.67	$334.06	2.9%	$341.46	$332.36	2.7%	$320.43	$317.25	1.0%	$320.43	$316.40	1.3%
RevPAR	$271.16	$256.56	5.7%	$269.41	$255.25	5.5%	$257.63	$236.67	8.9%	$257.63	$236.03	9.1%

(1)	Northeast Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Morgans, Royalton and Mondrian SoHo in New York. Hudson is non-comparable during the periods presented, as Hudson was under major renovations beginning the fourth quarter of 2011 and continuing throughout 2012. Ames in Boston is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013.
(2)	West Coast Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Mondrian Los Angeles and Clift in San Francisco.
(3)	Miami Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Delano South Beach, Mondrian South Beach and Shore Club in Miami Beach, Florida.
(4)	United States Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Morgans, Royalton, Mondrian SoHo, Mondrian Los Angeles, Clift, Delano South Beach, Mondrian South Beach and Shore Club. Hudson is non-comparable during the periods presented, as Hudson was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012. Ames is non-comparable during the periods presented as the hotel was no longer managed by the Company effective July 17, 2013.
(5)	International Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Sanderson and St Martins Lane in London. Delano Marrakech is non-comparable for the periods presented, as MHG began managing it in September 2012 when the hotel opened, and effective November 12, 2013, MHG no longer manages this hotel. Additionally, Hotel Las Palapas in Mexico is non-comparable, as this hotel is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company.
(6)	System-Wide Comparable Hotels include all Morgans Hotel Group branded hotels operated by MHG, except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the periods ended December 31, 2013 and 2012 exclude Hudson, which was under renovation beginning in the fourth quarter of 2011 and continuing throughout 2012, Ames, which the Company no longer manages effective July 17, 2013, Delano Marrakech, which opened in September 2012 and effective November 12, 2013 the Company no longer manages, and Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel, and as of April 1, 2013, was no longer managed by the Company.

Selected Hotel Operating Statistics	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months Ended			Three Months Ended			Year Ended			Year Ended
	December 31,		%	December 31,		%	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change	2013	2012	Change	2013	2012	Change
BY OWNERSHIP
Owned Comparable Hotels (1)
Occupancy	78.4%	73.4%	6.8%				80.5%	74.2%	8.5%
ADR	$343.82	$335.28	2.5%				$326.59	$319.29	2.3%
RevPAR	$269.55	$246.10	9.5%				$262.90	$236.91	11.0%
Joint Venture Comparable Hotels (2)
Occupancy	79.6%	79.4%	0.3%				81.8%	74.2%	10.2%
ADR	$346.38	$317.29	9.2%				$306.20	$294.66	3.9%
RevPAR	$275.72	$251.93	9.4%				$250.47	$218.64	14.6%
Managed Comparable Hotels (3)
Occupancy	78.8%	77.4%	1.8%	78.8%	77.4%	1.8%	79.8%	75.0%	6.4%	79.8%	75.0%	6.4%
ADR	$342.49	$340.93	0.5%	$338.34	$337.69	0.2%	$323.36	$325.90	-0.8%	$323.36	$324.28	-0.3%
RevPAR	$269.88	$263.88	2.3%	$266.61	$261.37	2.0%	$258.04	$244.43	5.6%	$258.04	$243.21	6.1%
System-wide Comparable Hotels
Occupancy	78.9%	76.8%	2.7%	78.9%	76.8%	2.7%	80.4%	74.6%	7.8%	80.4%	74.6%	7.8%
ADR	$343.67	$334.06	2.9%	$341.46	$332.36	2.7%	$320.43	$317.25	1.0%	$320.43	$316.40	1.3%
RevPAR	$271.16	$256.56	5.7%	$269.41	$255.25	5.5%	$257.63	$236.67	8.9%	$257.63	$236.03	9.1%
Owned Hotels
Hudson (4)
Occupancy	91.9%	91.5%	0.4%				89.0%	74.9%	18.8%
ADR	$266.27	$266.62	-0.1%				$236.44	$233.63	1.2%
RevPAR	$244.70	$243.96	0.3%				$210.43	$174.99	20.3%
Delano South Beach
Occupancy	69.1%	68.7%	0.6%				68.6%	67.6%	1.5%
ADR	$571.20	$535.17	6.7%				$524.66	$494.49	6.1%
RevPAR	$394.70	$367.66	7.4%				$359.92	$334.28	7.7%
Clift
Occupancy	83.2%	75.9%	9.6%				86.7%	77.7%	11.6%
ADR	$245.34	$240.85	1.9%				$244.88	$239.82	2.1%
RevPAR	$204.12	$182.81	11.7%				$212.31	$187.51	13.2%

(1)	Owned Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Delano South Beach and Clift in San Francisco. Hudson is non-comparable during the periods presented, as beginning in the fourth quarter 2011 and continuing throughout 2012, this owned hotel was under renovation.
(2)	Joint Venture Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Mondrian South Beach and Mondrian SoHo. Ames is non-comparable for the periods presented as effective April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel. Shore Club is non-comparable for the periods presented as effective December 30, 2013, the Company no longer had a meaningful ownership interest in the hotel. Prior to December 30, 2013, the Company owned Shore Club through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 7%. The Company continues to manage Shore Club.
(3)	Managed Comparable Hotels for the periods ended December 31, 2013 and 2012 consist of Sanderson, St Martins Lane, Morgans, Royalton, Shore Club, and Mondrian Los Angeles. Managed hotels that are non-comparable for the periods presented are Delano Marrakech, which the Company began managing in September 2012 and effective November 12, 2013, MHG no longer manages this hotel, Hotel Las Palapas, which is not a Morgans Hotel Group branded hotel and as of April 1, 2013, was no longer managed by the Company, and Ames, which was no longer managed by the Company effective July 17, 2013.
(4)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, this owned hotel was under major renovation.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

The Company believes that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess its operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between the Company and its competitors. Given the significant investments that the Company and its joint ventures have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. The Company believes that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because it believes the Company’s core business model is that of an owner and operator of hotels and food and beverage venues, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expense (income) that does not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. The Company excludes the following items from EBITDA to arrive at Adjusted EBITDA:

•	Other non-operating expenses (income), such as costs associated with discontinued operations and previously owned hotels, both consolidated and unconsolidated, transaction costs related to business acquisitions, changes in the fair value of debt and equity instruments, miscellaneous litigation and settlement costs and other expenses that relate to the financing and investing activities of the Company;

•	Restructuring and disposal costs, which include expenses incurred related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, executive terminations and severance costs related to such restructuring initiatives, and losses on asset disposals as part of major renovation projects;

•	Development costs, such as costs incurred related to development transaction costs, internal development payroll, costs and pre-opening expenses incurred related to new concepts at existing hotel and the development of new hotels, and the write-off of abandoned development projects previously capitalized;

•	Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures. To the extent that economic conditions do not continue to improve, the Company may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or our investments in joint ventures. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results;

•	EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which the Company has a direct or indirect fee simple ownership interest;

•	EBITDA related to hotels and food and beverage entities reported as discontinued operations to more accurately reflect the operating performance of assets in which the Company expects to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of the Company’s assets; and

•	Gains recognized on asset sales, as the Company believes that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of its assets. In addition, the Company believes material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

The Company also makes an adjustment to EBITDA for hotels in which its percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on its actual ownership. In this respect, the Company’s method of calculating Adjusted EBITDA may change from prior quarters, and calculations of Adjusted EBITDA could continue to vary from quarter to quarter to reflect changing ownership interests.

The Company believes Adjusted EBITDA provides management and its investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of its core on-going operations and is used extensively during its annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. The Company’s presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the Company’s results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of the Company’s liquidity. The Company compensates for these limitations by providing the relevant disclosure of its depreciation, interest and income tax expense, capital expenditures and other items in its reconciliations to its financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and/or in its consolidated financial statements, all of which should be considered when evaluating its performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing the Company’s operating performance, you should not consider this data in isolation, or as a substitute for the Company’s net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP.

A reconciliation of net loss, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net loss attributable to Morgans Hotel Group Co.	$(6,402)	$(12,336)	$(44,155)	$(55,687)
Interest expense, net	11,556	14,650	45,990	38,998
Income tax expense	175	228	716	776
Depreciation and amortization expense	6,839	6,540	27,374	23,977
Proportionate share of interest (income) expense from unconsolidated joint ventures	(311)	1,483	6,311	5,691
Proportionate share of depreciation expense from unconsolidated joint ventures	88	(261)	1,944	2,288
Net loss (income) attributable to noncontrolling interest	116	(353)	(988)	(1,758)
Proportionate share of income (loss) from unconsolidated joint ventures not recorded due to negative investment balances	872	(27)	(6,192)	(3,960)

EBITDA	12,933	9,924	31,000	10,325
Add: Other non operating expense (income)	1,437	(282)	2,726	3,908
Add: Other non operating expense from unconsolidated joint ventures	435	1,562	1,892	5,265
Add: Restructuring and disposal costs	3,500	3,335	11,451	6,851
Add: Development costs	619	1,595	2,987	5,783
Add: Impairment loss on receivables from managed hotels and unconsolidated joint venture	87	—	6,029	—
Less: EBITDA from Clift, a leased hotel	(1,415)	(1,136)	(7,010)	(5,782)
Add: Stock based compensation	525	(276)	4,077	4,513
Less: Gain on asset sales	(2,005)	(2,005)	(8,020)	(7,989)

Adjusted EBITDA	$16,116	$12,717	$45,132	$22,874

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change
Delano South Beach	$4,913	$4,163	18%	$16,423	$13,844	19%
Clift	1,415	1,136	25%	7,010	5,782	21%
Mondrian South Beach—Joint Venture	227	579	-61%	504	759	-34%
Mondrian SoHo—Joint Venture	760	626	21%	2,484	1,749	42%

Owned and Joint Venture Comparable Hotels (2)	7,315	6,504	12%	26,421	22,134	19%
Shore Club	98	69	42%	290	165	76%
St Martins Lane food and beverage (3)	238	454	-48%	—	(140)	-100%
Sanderson food and beverage (3)	146	91	60%	—	(843)	-100%
Las Vegas restaurant leases (4)	925	—	100%	2,555	—	100%
Ames (5)	—	39	-100%	(95)	177	-154%

Other Hotel and F&B EBITDA	1,407	653	-115%	2,750	(641)	529%
Hudson (6)	8,244	7,891	4%	20,851	10,992	90%

Total Hotel and F&B EBITDA	$16,966	$15,048	13%	$50,022	$32,485	54%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.
(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.
(3)	In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Following the sale of the joint venture entity, MHG continues to own and operate the food and beverage venues at the hotels under a lease agreement with the hotel owner. Amounts presented represent the respective hotels’ food and beverage EBITDA, after management fees.
(4)	Reflects EBITDA from the leasehold interests in three food and beverage venues at Mandalay Bay in Las Vegas which the Company acquired in August 2012. The three venues were re-concepted and renovated and opened in December 2012, January 2013 and July 2013, respectively.
(5)	On April 26, 2013, the Company entered into an agreement with its joint venture partner pursuant to which, among other things, the Company assigned its equity interests in the joint venture to its joint venture partner. Prior to April 26, 2013, the Company owned Ames through an unconsolidated joint venture in which the Company held a minority interest ownership of approximately 31%. Effective July 17, 2013, the Company no longer manages this hotel.
(6)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, Hudson was under renovation.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change
Hudson (1)	$19,489	$18,796	4%	$66,505	$53,463	24%
Delano South Beach	7,045	6,565	7%	25,485	23,722	7%
Clift	6,986	6,255	12%	28,833	25,361	14%

Total Owned Hotels	$33,520	$31,616	6%	$120,823	$102,546	18%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change
Hudson (1)	$24,073	$21,147	14%	$81,534	$62,279	31%
Delano South Beach	13,048	12,192	7%	47,504	45,511	4%
Clift	10,496	9,701	8%	42,102	37,543	12%

Total Owned Hotels	$47,617	$43,040	11%	$171,140	$145,333	18%

(1)	Beginning in the fourth quarter of 2011 and continuing throughout 2012, Hudson was under renovation.

Balance Sheets

(In thousands)

	December 31,	December 31,
	2013	2012
ASSETS:
Property and equipment, net	$292,629	$303,689
Goodwill	66,572	66,572
Investments in and advances to unconsolidated joint ventures	10,492	11,178
Cash and cash equivalents	10,025	5,847
Restricted cash	22,144	21,226
Accounts receivable, net	18,384	16,592
Related party receivables	3,694	5,754
Prepaid expenses and other assets	10,409	8,691
Deferred tax asset, net	78,758	78,758
Investment in TLG management contracts, net	23,702	29,469
Other, net	34,398	43,379

Total assets	$571,207	$591,155

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$559,939	$538,143
Accounts payable and accrued liabilities	42,439	34,627
Deferred gain on asset sales	133,419	141,401
Other liabilities	13,891	14,301

Total liabilities	749,688	728,472
Redeemable noncontrolling interest	4,953	6,053
Commitments and contingencies
Total Morgans Hotel Group Co. stockholders’ deficit	(183,924)	(149,436)
Noncontrolling interest	490	6,066

Total stockholders’ deficit	(183,434)	(143,370)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$571,207	$591,155